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                                                                   EXHIBIT 11.1
                                CONSECO, INC. AND SUBSIDIARIES
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                          COMPUTATION OF EARNINGS PER SHARE - PRIMARY
                                          (unaudited)

                                                                          Three months                 Nine months
                                                                             ended                        ended
                                                                         September 30,                September 30,
                                                                     -------------------           ------------------
                                                                     1995           1994           1995          1994
                                                                     ----           ----           ----          ----
      Shares outstanding, beginning of period..................   20,211,249     24,645,708     22,184,850    25,311,773

      Weighted average shares issued (acquired) during the period:
        Treasury stock acquired................................            -       (207,245)    (1,842,514)   (3,326,224)
        Exercise of stock options..............................       12,830         16,912         41,817     3,516,551
        Common equivalent shares related to:
           Stock options at average market price ..............      719,906        846,419        698,239       913,076
           Employee stock plans ...............................      455,218        437,805        434,932       434,961
                                                                  ----------   ------------   ------------  ------------

      Weighted average primary shares outstanding..............   21,399,203     25,739,599     21,517,324    26,850,137
                                                                  ==========   ============   ============  ============


      Net income for primary earnings per share:
        Net income as reported.................................  $43,530,000    $35,757,000   $167,821,000  $150,091,000
        Less preferred stock dividends.........................   (4,607,000)    (4,672,000)   (13,820,000)  (14,015,000)
                                                                ------------   ------------   ------------  ------------

      Net income for primary earnings per share................  $38,923,000    $31,085,000   $154,001,000  $136,076,000
                                                                 ===========    ===========   ============  ============

      Net income per primary common share......................        $1.82          $1.21          $7.16         $5.07
                                                                       =====          =====          =====         =====
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